Exhibit 99.1
United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
THIRD QUARTER 2007 RESULTS
     Dallas, Texas, October 30, 2007 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter and first nine months 2007 results: Revenues increased to $32.9 million in the third quarter 2007 from $31.7 million in the comparable prior year quarter, an increase of $1.2 million, or 3.9%. Revenues from the Company’s lime and limestone operations increased $591 thousand, or 1.9%, to $31.1 million in the third quarter 2007, compared to $30.5 million in the comparable 2006 quarter, while revenues from its natural gas interests increased $646 thousand, or 52.7%, to $1.9 million from $1.2 million in the comparable 2006 quarter. For the nine months ended September 30, 2007, revenues increased to $94.6 million from $91.9 million for the comparable 2006 period, an increase of $2.7 million, or 2.9%. Revenues from the Company’s lime and limestone operations decreased $523 thousand, or 0.6%, to $88.5 million in the first nine months 2007, compared to $89.0 million in the comparable 2006 period, while revenues from its natural gas interests increased $3.2 million, or 109.1%, to $6.1 million from $2.9 million in the comparable 2006 period. The third quarter 2007 increase in lime and limestone revenues as compared to last year’s comparable quarter was driven primarily by average price increases for the Company’s lime and limestone products of approximately 6.1%. These price increases were partially offset by lower pulverized limestone (“PLS”) sales due to the continuing reduced demand for roof shingles, and a slow-down in steel industry production and the recent decline in the housing construction markets which reduced demand for the Company’s lime and limestone products. In addition to the negative factors impacting third quarter revenues listed in the preceding sentence, the first nine months 2007 reflects a decrease in lime and limestone revenues as compared to the previous year period due to reduced demand for the Company’s lime products resulting from near record rainfalls in both Texas and Oklahoma during the second quarter 2007. These decreases were partially offset by price increases of approximately 5.8% for the first nine months 2007 and additional lime slurry sales resulting from the Company’s June 2006 acquisition of the assets of a lime slurry operation in the Dallas-Ft. Worth metroplex.
     The Company reported net income of $3.2 million ($0.50 per share diluted) in the third quarter 2007, compared to net income of $3.9 million ($0.62 per share diluted) in the third quarter 2006, a decrease of $724 thousand, or 18.5%. For the first nine months 2007, net income decreased by $2.1 million, or 20.3%, to $8.4 million ($1.33 per share diluted), compared to $10.5 million for the first nine months 2006 ($1.68 per share diluted). Net income for the first nine months 2006 included a reduction of $550 thousand ($0.09 per share diluted), for the cumulative effect of change in accounting principle, reflecting the write off of deferred stripping costs ($740 thousand, less $190 thousand income tax benefit), as required by EITF Issue No. 04-6.
     The Company’s gross profit was $7.3 million for the third quarter 2007, compared to $7.9 million for the comparable 2006 quarter, a decrease of $592 thousand, or 7.5%. Gross profit for the first nine months 2007 was $20.1 million, a decrease of $2.6 million, or 11.4%, from $22.7 million for the first nine months 2006. Included in gross profit for the third quarter and first nine months 2007 were $5.9 million and $15.8 million, respectively, from the Company’s lime and limestone operations, compared to $7.0 million and $20.5 million, respectively, in the comparable 2006 periods. Gross profit for the third quarter and first nine months 2007 included $1.3 million and $4.3 million, respectively, from natural gas interests, compared to $863 thousand and $2.2 million, respectively, in the comparable 2006 periods. The decreases in gross profit from lime and limestone operations were primarily due to the reduced PLS sales, increased energy costs and additional depreciation, primarily for the third kiln project at the Company’s Arkansas facilities, which was completed in the first quarter 2007.
     Interest expense in the third quarter 2007 increased $346 thousand, or 47.1%, to $1.1 million, compared to $735 thousand in the third quarter 2006. Interest expense in the first nine months 2007 increased to $3.3 million from $2.4 million in the first nine months 2006, an increase of $907 thousand, or 38.6%. The increase in interest expense in the 2007 periods primarily resulted from an increase in average outstanding debt compared to the comparable 2006 periods, principally to fund the third kiln project in Arkansas, partially offset by reduced interest rates. Also, approximately $34 thousand of interest was capitalized in the first nine months 2007, none of which was in the third quarter 2007, compared to approximately $327 thousand and $576 thousand of interest capitalized in the third quarter and first nine months 2006, respectively, as part of the construction of the third kiln project.
     Production volumes from the Company’s natural gas interests for the third quarter 2007 totaled approximately 257 thousand MCF from fifteen wells, sold at an average price of approximately $7.28 per MCF, compared to approximately 174 thousand MCF from six wells, sold at an average price of approximately $7.03 per MCF, in the comparable 2006 quarter. Production volumes for the first nine months 2007 from natural gas interests totaled approximately 755 thousand MCF, sold at an average price of approximately $8.06 per MCF, compared to the first nine months 2006 when approximately 400 thousand MCF was produced and sold at an average price of approximately $7.29 per MCF. Production volumes and revenues would have been even higher in the 2007 third quarter and nine-month periods except that six wells were shut-in during most of September for the fracing of two new wells that began production at the end of September. These six wells resumed production in late September and early October 2007. A new well is scheduled to begin production and two more wells are scheduled to begin drilling in the fourth quarter 2007 under the Company’s lease agreement. Two additional wells are also scheduled to be drilled and completed under the drillsite agreement during the fourth quarter 2007.
     “Sales of both lime and PLS have been negatively impacted by the recent reduction in new home construction,” said Timothy W. Byrne, President and Chief Executive Officer. “Because of the softening in demand for lime, primarily by the steel industry, we have yet to realize the benefits from our additional lime capacity provided by the third kiln project at our Arkansas facilities.” Mr. Byrne concluded, “However, our natural gas interests continue to generate increased revenues and gross profits.”
     United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries. The Company primarily serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair, and U.S. Lime Company — Transportation. The Company also owns royalty and working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
INCOME STATEMENTS	2007	2006	2007	2006
Revenues
Lime and limestone operations	$31,074	$30,483	$88,503	$89,026
Natural gas interests	1,871	1,225	6,091	2,913

Total	$32,945	$31,708	$94,594	$91,939

Gross profit	$7,270	$7,863	$20,086	$22,660
Operating profit	$5,343	$6,124	$14,604	$17,447
Interest expense	1,081	735	3,259	2,352
Other income, net	(25)	(104)	(141)	(195)
Income tax expense	1,105	1,587	3,078	4,194

Net income before cumulative effect of change in accounting principle	$3,182	$3,906	$8,408	$11,096
Cumulative effect of change in accounting principle, net of $190 income tax benefit (1)	—	—	—	(550)

Net income	$3,182	$3,906	$8,408	$10,546

Income per share of common stock:
Basic before cumulative effect of change in accounting principle	$0.51	$0.63	$1.34	$1.81
Cumulative effect of change in accounting principle	—	—	—	(0.09)

	$0.51	$0.63	$1.34	$1.72
Diluted before cumulative effect of change in accounting principle	$0.50	$0.62	$1.33	$1.77
Cumulative effect of change in accounting principal	—	—	—	(0.09)

	$0.50	$0.62	$1.33	$1.68
Weighted average shares outstanding:
Basic	6,299	6,185	6,267	6,141
Diluted	6,354	6,314	6,330	6,282

	September 30,	December 31,
BALANCE SHEETS	2007	2006
Assets:
Current assets	$25,874	$22,776
Property, plant and equipment, net	132,734	129,894
Other assets, net	946	1,498

Total assets	$159,554	$154,168

Liabilities and Stockholders’ Equity:
Current liabilities	$16,889	$18,739
Debt, excluding current installments	57,515	59,641
Deferred tax liabilities, net	2,643	1,481
Other liabilities	1,590	1,814
Stockholders’ equity	80,917	72,493

Total liabilities and stockholders’ equity	$159,554	$154,168

(1)	Reflects the write-off, as required by EITF Issue No. 04-6, of $740,000 of deferred stripping costs that were being carried as capitalized other assets on the Company’s balance sheet.
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